EXHIBIT 2.2

AMENDMENT TO STOCK PURCHASE AGREEMENT

Dated as of January 25, 2007

Reference is made to that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of November 10, 2006, by and among Tube City IMS Corporation, Mill Services Holdings, LLC, on behalf of itself and as Securityholder Representative (the “Securityholder Representative”), the other sellers listed on Annex A thereto and Metal Services Acquisition Corp. (the “Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Stock Purchase Agreement.

Section 12.2 of the Stock Purchase Agreement provides that the Stock Purchase Agreement may be amended or modified in writing by an instrument duly executed by the Securityholder Representative and the Buyer.

For good and valuable consideration (including the promises set forth herein), the receipt and sufficiency of which are hereby acknowledged, each of the Securityholder Representative and the Buyer intending to be legally bound, hereby agree as follows:

1.	Amendment to Schedule 1.2. Schedule 1.2 attached to the Stock Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Annex I to this Amendment to Stock Purchase Agreement (this “Amendment”).

2.	Amendment to Schedule 1.5. Schedule 1.5 attached to the Stock Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Annex II to this Amendment.

3.	Amendment to Section 1.1. The definition of “Closing Cash” is hereby amended by deleting the phrase “immediately prior to the Closing”.

4.	Amendment to Section 7.7(b). Section 7.7(b) is hereby amended in its entirety to read as follows:

“The Buyer shall, or shall cause the Company and its subsidiaries to, maintain, in effect for six years from the Closing Date, at no expense to the beneficiaries thereof, a “tail” or “runoff” directors’ and officers’ liability insurance policy in the amount of $10 million with Greenwich Insurance Company policy no. ELU 094496-06, which policy is currently in full force and effect, providing coverage with respect to matters existing or occurring at or prior to the Closing Date (including the negotiation, execution and performance of this Agreement and the Escrow Agreement and the consummation of the Contemplated Transactions). The premium payable upon issuance of such policy shall be included in Company Expenses to the extent unpaid at Closing.”

5.	Miscellaneous. Except as modified hereby, the provisions of the Stock Purchase Agreement shall remain unmodified, and, subject to the amendments contained herein, the Stock Purchase Agreement is hereby confirmed as having been validly executed and delivered by each of the undersigned and as being in full force and effect. This Amendment may be executed in any number of counterparts which together shall constitute one instrument, shall be governed by and construed in accordance with the substantive laws of the State of New York, without reference to or giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered as of the date first above written.

METAL SERVICES ACQUISITION CORP.

By:	/s/ Timothy A.R. Duncanson
Name: Timothy A.R. Duncanson Title: President and Secretary

MILL SERVICES HOLDINGS, LLC on behalf of itself and as Securityholder Representative

By:	/s/ Carl Stanton
Name: Carl Stanton Title: Partner

Annex I

SCHEDULE 1.2

Management Sellers

I Michael Coslov

IMC Tube City Holdings, Inc.

IMC Tube City Investments, LLC

Joseph Curtin

Raymond S. Kalouche

David Aronson

Thomas E. Lippard

Daniel Rosati

Timothy Kaufman

Laurence N. Weiss

William R. Miller

Donald S. Vesling

John W. Keyes

Jamie Estill

Perry Van Rosendale

Robert Harris

David Schoffman

James Brigel

Scott Clark

Robert H. Wilson,

John P. Carroll

Leon Z. Heller

Michael A. Costa

Michael Rubin

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Annex II

SCHEDULE 1.5

Rollover Contribution Amount

Management Seller	Rollover Contribution Amount
I Michael Coslov	$5,500
IMC Tube City Holdings, Inc.	$5,500
IMC Tube City Investments, LLC	$10,989,000
Joseph Curtin	$2,000,000
Raymond S. Kalouche	Value of all Shares[1] held by Mr. Kalouche
David Aronson	$1,750,000
Thomas E. Lippard	$760,000
Daniel Rosati	$400,000
Timothy Kaufman	$250,000
Laurence N. Weiss	$500,000
William R. Miller	$100,000
Donald S. Vesling	Value of all Shares[2] held by Mr. Vesling
John W. Keyes	$210,000
Jamie Estill	$100,000
Perry Van Rosendale	Value of all Shares[3] held by Mr. Van Rosendale
Robert Harris	$100,000
David Schoffman	$180,000
James Brigel	$120,000
Scott Clark	$100,000
Wilson, Robert H.	$80,000
John P. Carroll	$50,000
Leon Z. Heller	Value of all Shares[4] held by Mr. Heller
Michael A. Costa	$30,000
Michael Rubin	$40,000

[1]	Mr. Kalouche is contributing all Shares owned by him plus cash to equal an aggregate investment of $1,000,000 - (Per Share Price multiplied by the total number of Shares held by Mr. Kalouche).

[2]	Mr. Vesling is contributing all Shares owned by him plus cash to equal an aggregate investment of $280,000 - (Per Share Price multiplied by the total number of Shares held by Mr. Vesling).

[3]	Mr. Van Rosendale is contributing all Shares owned by him plus cash to equal an aggregate investment of $260,000 - (Per Share Price multiplied by the total number of Shares held by Mr. Van Rosendale).

[4]	Mr. Heller is contributing all Shares owned by him plus cash to equal an aggregate investment of $110,000 - (Per Share Price multiplied by the total number of Shares held by Mr. Heller).

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